China Fire Announces Results for 2007 Fourth Quarter and Year End and
Confirms Initial Guidance for 2008

Fourth Quarter Highlights
- Record quarterly revenue of $14.1 million, reflecting 50.3% year-over-year growth
- Gross margin of 52.9%

Full Year Highlights
- Record revenue of $46.8 million, reflecting 44.1% year-over-year growth.
- GAAP net income increased 141.1% over 2006, non-GAAP net income increased 65.2% over 2006
- Strong backlog of $62 million at the end of year 2007
- Reconfirm 2008 guidance

BEIJING, March 24, 2008 — China Fire & Security Group, Inc. (NASDAQ: CFSG) (“China Fire” or “the Company”), a leading industrial fire protection products and solutions provider in China, today announced their financial results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter Results

For the fourth quarter of 2007, revenue increased 50.3% to $14.1 million compared to $9.4 million for the same period in 2006. This increase was mainly attributable to the further penetration of the Company’s customer base in the iron and steel, power generation, petrochemical and other industries and the execution of more contracts in the period. Gross margin for the fourth quarter of 2007 was 52.9%, which is higher than the gross margin of 43.7% for the same period of 2006. The increase in gross margin was mainly due to the use of a higher percentage of the Company’s proprietary products that tend to contribute higher margins and the higher selling price of some of the Company’s proprietary products.

Operating expenses were $3.5 million for the fourth quarter of 2007 as compared to $3.0 million for the same period of 2006, an increase of approximately $0.5 million or 17.2%. The increase resulted from the additional headcount necessary to support increased sales and marketing efforts and the higher expenses related to being listed as a public company in the United State, including the increased compensation for officers and directors to the market level. Operating income was $4.0 million, representing a 252.5% increase from the same period last year. Operating margins for the period were 28.3% compared to 12.1% in the fourth quarter of 2006 primarily resulting from the higher gross margin.

GAAP net income was $4.0 million for the fourth quarter of 2007 compared to a loss of $0.4 million for the same period of 2006, an increase of $4.4 million. Excluding the one-time charge of $0.4 million for reverse merger and the non-cash charge of $1.6 million in the fair value of derivatives, both of which occurred in the fourth quarter of 2006, non-GAAP net income of $4.0 million in the fourth quarter of 2007 increased $2.4 million or 153.8%, from non-GAAP net income of 1.6 million in the fourth quarter of 2006. The increase was mainly due to the increase in the revenues and higher gross margin in the period.

“We are very excited to report our record fourth quarter revenue. The contract win of $31 million from Shougang Jingtang Iron and Steel group was also the record in our company’s history. This builds a strong momentum for our business going into 2008. In the fourth quarter of 2007, we also began to work diligently with our internal control consultant, Ernst & Young Hua Ming, toward the full compliance with Section 404 of the Sarbanes- Oxley Act in 2008,” commented Mr. Brian Lin, CEO of China Fire.

Year End Results

Revenues for 2007 increased 44.1% to $46.8 million compared to $32.5 million for 2006. During 2007, the Company fulfilled 274 total solution and product sales contracts compared to 221 contracts in 2006. Gross margin for 2007 was 54.9%, which is higher than the gross margin of 50.0% in 2006. The increase in gross margin was mainly due to the use of a higher percentage of the Company’s proprietary products that tend to contribute higher margins and the higher selling price of some of the Company’s proprietary products in 2007.

Operating expenses were $10.8 million for 2007 as compared to $8.3 million in 2006. Excluding the one-time charge of $0.4 million for reverse merger and the one-time charge of $0.5 million for management option plan in 2006, the operating expenses in 2007 would increase $3.4 million or 46.6%, compared to the same period of 2006. In 2007, the Company increased expenditures in sales and marketing activities, both in the Company’s current industrial sectors and new industrial sectors, resulting in higher operating expenses. The increase is also attributable to the increased general and administrative expenses due to the increased number of employees from 320 in 2006 to 448 in 2007 and higher compensation for officers and directors to the market level. Operating income was $14.9 million for 2007 as compared to $8.0 million for 2006, an increase of $6.9 million or 86.8%. The increase was mainly due to the increase in the revenues and higher gross margin in 2007. Operating margins in 2007 were 31.8% compared to 24.6% in 2006.

GAAP net income was $16.8 million for 2007 as compared to $7.0 million for 2006, representing an increase of 9.8 million or 141.1%. The Company recorded a gain of $1.2 million and a loss of $1.6 million from the change in fair value of derivative in 2007 and 2006 respectively. Excluding this factor and the one-time charge of $0.4 million for reverse merger and the one-time charge of $0.5 million for the management option plan in 2006, non-GAAP net income was $15.6 million for 2007 as compared to $9.4 million for 2006, an increase of $6.2 million or 65.2%. The reason for the increase in the net income was mainly due to the Company’s increased revenues and higher gross margin.

Fully diluted GAAP EPS were $0.61 for 2007 as compared to $0.28 of 2006. On a non-GAAP basis, fully diluted EPS were $0.56 for 2007 as compared to $0.38 of last year.

Summary of Non-recurring Expenses (Incomes):
(all numbers in $ millions)	4Q/06	4Q/07	2006	2007
Change in Fair Value of Derivatives	1.6	-	1.6	-1.2
One-time Charge for Reverse Merger	0.4	-	0.4	-
One-time Charge for Management Option Plan	-	-	0.5	-

Liquidity and Capital Resources

As of December 31, 2007, the Company had working capital of $40.8 million including cash and cash equivalents of $17.1 million. DSO in 2007 was 129 days, compared to 126 days in 2006. Net cash provided by operating activities was $9.8 million in 2007 as compared to $8.9 million in 2006. As a result of the total cash activities, net cash increased $7.7 million from December 31, 2006 to $17.1 million at the end of 2007.

“We have achieved record revenue and profit in 2007. Our robust results in 2007 validate our organic growth strategy to increase market share in the rapidly growing Chinese industrial fire protection industry. In 2007, our core customers are still from iron and steel industry, power plants and petrochemical plants where the capital expenditure continues to grow over the next few years. As China continues to invest in industrial growth and infrastructure where fire protection systems are required, we believe China Fire is the well positioned to benefit from this growing opportunity in China.” commented Mr. Brian Lin, CEO of China Fire.

Recent Events

Subsequent to the end of 2007 the Company hosted a compliance training conference for more than sixty representatives from eleven iron & steel companies. The three-day conference focused on the new fire code regulations for China's iron and steel manufacturing factories. The new code was announced in April 2007 and became effective on January 1st of 2008.

The Company’s 2008 Omnibus Long-term Incentive Plan was approved by the Company’s Board of Director on January 16 2008 and by the shareholders on January 30, 2008. Pursuant to the 2008 Omnibus Long-term Incentive Plan, the Company reserved 2,000,000 shares of common stock for issuance.

On March 12, 2008, the Company’s Board of Directors authorized the repurchase of up to $10 million of the Company's outstanding common stock.

In addition, the Company announced on March 17 that Jiuquan Steel and Iron Corporation notified the company that it was the winner of three contracts valued at approximately $4.3 million for three independent projects that will be implemented in the next 12 months. Jiuquan Iron and Steel is the 17th largest steel company in China.

Business Outlook in 2008

“Based on our strong backlog and favorable current business outlook, we continue to expect, revenues in 2008 will be at least $66.6 million, an improvement of approximately 43% above 2007. Net income will be at least $22.3 million, an increase of approximately 32%, and earnings per share are expected to be at least $0.78. These projections are based on generally accepted accounting principles (GAAP). On a pro forma basis (excluding credit/loss from the change in fair value of derivatives), the net income for year 2008 is expected to increase approximate 43%,” commented Mr. Brian Lin, “Our current guidance is based on our organic growth. We are now actively looking for acquisitions in China and intend to be a consolidator in China’s industrial fire protection industry,” concluded Mr. Brian Lin, CEO of China Fire.

Conference Call

The Company will report its fourth quarter and full year 2007 earnings results on Monday, March 24, 2008, at 8:00 a.m. U.S. Eastern Time (8:00 p.m. Beijing Time). Interested participants should call 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. The passcode is "China Fire 4th Quarter Earnings Call." This call is being web cast by MultiVu and can be accessed by clicking on this link http://www.videonewswire.com/event.asp?id=46683.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (NASDAQ: CFSG), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sale and maintenance services of a broad product portfolio including the detection, controller, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in the iron and steel, power and petrochemical industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 52 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales offices throughout China.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as ''believe,'' ''expect,'' ''may,'' ''will,'' ''should,'' ''project,'' ''plan,'' ''seek,'' ''intend,'' or ''anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other ''Risk Factors'' contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

China Fire & Security Group, Inc.
Robert Yuan, Chief Accounting Officer
Tel: +86-10-84417848
Email: ir@chinafiresecurity.com
www.chinafiresecurity.com

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS UNIPRO FINANCIAL SERVICES, INC.)

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
REVENUES
System contracting projects	$34,581,376	$24,008,170
Products	10,592,683	7,701,986
Maintenance services	1,579,778	744,880
Total revenues	46,753,837	32,455,036

COST OF REVENUES
System contracting projects	16,158,844	12,893,082
Products	4,329,067	3,272,438
Maintenance services	602,943	60,787
Total cost of revenues	21,090,854	16,226,307

GROSS PROFIT	25,662,983	16,228,729

OPERATING EXPENSE
Selling and marketing	3,907,067	2,827,838
General and administrative	5,661,356	3,665,776
Depreciation and amortization	535,751	498,499
Research and development	672,379	1,258,172
Total operating expense	10,776,553	8,250,285

INCOME FROM OPERATIONS	14,886,430	7,978,444

OTHER INCOME (EXPENSE)
Other income	581,192	738,680
Other expense	(14,932)	(43,323)
Interest income	148,236	28,038
Interest expense	-	(79,417)
Change in fair value of derivative instruments	1,205,791	(1,570,575)
Total other income (expense)	1,920,287	(926,597)

INCOME BEFORE PROVISION FOR INCOME TAXES	16,806,717	7,051,847

PROVISION FOR INCOME TAXES	5,081	82,206

NET INCOME	16,801,636	6,969,641

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	2,502,595	581,932

COMPREHENSIVE INCOME	$19,304,231	$7,551,573

BASIC EARNINGS PER SHARE
Weighted average number of shares	26,873,742	24,340,196
Earnings per share	$0.63	$0.29

DILUTED EARNINGS PER SHARE
Weighted average number of shares	27,721,171	24,539,414
Earnings per share	$0.61	$0.28

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS UNIPRO FINANCIAL SERVICES, INC.)

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

	December 31,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash	$17,110,449	$9,426,091
Restricted cash	3,829,927	1,622,833
Accounts receivable, net of allowance for doubtful accounts of $2,483,359 and $1,252,947 as of December 31, 2007 and December 31, 2006, respectively	16,525,162	13,211,721
Notes receivable	3,315,811	903,425
Other receivables	748,195	875,119
Inventories	4,048,283	4,190,830
Costs and estimated earnings in excess of billings	13,068,036	9,020,122
Employee advances	1,307,433	1,641,138
Employee advances - officers and directors	18,682	7,422
Prepayments and deferred expenses	2,218,391	2,396,571
Total current assets	62,190,369	43,295,272

PLANT AND EQUIPMENT, net	6,568,250	3,529,808

OTHER ASSETS:
Accounts receivable - retentions	193,029	383,375
Deferred expenses - non current	21,234	40,830
Advances on building and equipment purchases	366,317	-
Investment in joint ventures	1,156,294	501,288
Intangible assets, net of accumulated amortization	1,150,935	558,255
Total other assets	2,887,809	1,483,748

Total assets	$71,646,428	$48,308,828

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,327,182	$6,117,733
Customer deposits	4,757,179	2,713,451
Billings in excess of costs and estimated earnings	4,882,218	8,867,624
Other payables	168,868	438,957
Accrued liabilities	4,214,530	1,891,628
Taxes payable	1,088,335	619,949
Total current liabilities	21,438,312	20,649,342

FAIR VALUE OF DERIVATIVE INSTRUMENTS	-	2,680,811

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 65,000,000 shares authorized, 27,556,893 shares and 26,461,678 issued and outstanding as of December 31, 2007 and December 31, 2006, respectively	27,556	26,462
Additional paid-in-capital	19,317,287	13,393,171
Statutory reserves	5,067,061	3,728,127
Retained earnings	22,228,095	6,765,393
Accumulated other comprehensive income	3,568,117	1,065,522
Total shareholders' equity	50,208,116	24,978,675

Total liabilities and shareholders' equity	$71,646,428	$48,308,828